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                                  EXHIBIT 10.16

                BELDEN INC. ANNUAL CASH INCENTIVE PLAN (SUMMARY)

The Belden Inc. Annual Cash Incentive Plan provides for an annual bonus, and is part of the cash component of management's total compensation (the other cash component being base salary, another cash component, effective starting January 1, 2003, is associated with the Long-Term Cash Performance Plan). The bonus criteria for the CEO are based solely on the attainment of Company-based financial objectives. For members of management other than the CEO, the annual incentive bonus is based upon individual performance and the attainment of Company-based financial objectives.

The Compensation Committee establishes the performance goals at the beginning of the year. The Company's overall financial performance determines the size of the bonus pool to be distributed to the members of management participating in the program. The annual incentive bonuses are calculated by the Committee as a percentage of the management members' base salary.